UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2024

EXACT SCIENCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5505 Endeavor Lane
Madison, WI  53719
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EXAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

5.02.                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2024, the Board of Directors of Exact Sciences Corporation (the “Company”) announced the appointment of Aaron Bloomer as the Company’s new Chief Financial Officer, effective May 15, 2024.

Mr. Bloomer, age 38, previously served as the Vice President, Corporate Financial Planning, Reporting, and Analytics for Baxter International Inc. (NYSE: BAX), where he led Baxter International’s global financial planning and reporting function. Prior to joining Baxter International in August 2021, Mr. Bloomer held a series of increasingly senior roles with 3M Company (NYSE: MMM) from June 2008 to August 2021, including Senior Vice President, Corporate Financial Planning, Reporting and Analytics of 3M, Vice President and CFO of 3M’s Greater China area, Global Director and Division CFO for 3M’s Display Materials Division, and Global Senior Finance Manager and Division CFO of 3M’s Consumer Health Care Division. Mr. Bloomer received a bachelor’s degree in business administration from the University of Wisconsin Eau Claire and an M.B.A. from the University of Minnesota.

Mr. Bloomer joined the Company on April 15 as Executive Vice President, Finance and will serve in this role until he assumes the role and title of Chief Financial Officer on May 15, 2024. In connection with his appointment, the Company entered into an employment agreement with Mr. Bloomer (the “Employment Agreement”), pursuant to which he will receive an annual base salary of $600,000 and will be eligible to earn an annual performance bonus of up to 70% of his then current base salary. The Company will also pay Mr. Bloomer a $250,000 relocation bonus and pay for reasonable moving expenses incurred in the relocation (collectively the “Relocation Benefit”). In addition, Mr. Bloomer will receive a one-time sign-on bonus of $350,000 (the “Sign-On Bonus”). If Mr. Bloomer voluntarily terminates his employment with the Company within 18 months of the date of the Employment Agreement, he must repay to the Relocation Benefit and the Sign-On Bonus to the Company within 30 days of the effective date of his termination.

Pursuant to the Employment Agreement, Mr. Bloomer will be granted equity awards with a value of $5,750,000, consisting of (A) $3,350,000 of restricted stock units, which will vest over four years beginning on the first anniversary of the grant date, (B) $750,000 of restricted stock units, which will vest on the first anniversary of the grant date, and (C) $1,650,000 of performance stock units, which will become earned and vested pursuant to the terms established by the Company’s Human Capital Committee for the 2024 executive officer equity grants (the “PSUs”). The PSUs’ performance period is January 1, 2024 through December 31, 2026 and the maximum payout under the PSUs is 225% of the target number of shares covered thereby. The vesting of all such equity awards is subject to Mr. Bloomer's continued employment with the Company.

If Mr. Bloomer is terminated without cause or resigns for good reason, he will be entitled under the Employment Agreement to receive certain severance benefits including (1) salary continuation for twelve (12) months, (2) a lump-sum cash payment equal to twelve (12) months of premium payments for COBRA coverage for health, dental, and vision coverage in which Mr. Bloomer is enrolled in at the time of his separation, (3) $10,000 towards outplacement consulting, and (4) immediate acceleration by a period of twelve (12) months of any then unvested equity awards. Any PSUs that have been granted to Mr. Bloomer that have not become earned and payable prior to his separation will be cancelled and shall terminate for no consideration.

As previously announced in January 2024, Mr. Jeffrey T. Elliott will continue to serve as the Company’s Chief Financial Officer until Mr. Bloomer’s appointment to that office effective May 15, 2024. At that time, Mr. Elliott is expected to transition to the role of special advisor to the Chief Executive Officer.

8.01.                     Other Events.

The Company issued a press release, dated April 15, 2024, announcing Mr. Bloomer’s appointment as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

9.01.                     Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed below and incorporated herein by reference.

Exhibit No.	Exhibit Description

99.1	Press release, dated April 15, 2024

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: April 15, 2024	By:	/s/ James Herriott
James Herriott
Senior Vice President, General Counsel and Secretary

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